                                                                    EXHIBIT 5


            [WARREN, PRICE, CAMERON, FAUST, & ASCIUTTO LETTERHEAD]


                 August 21, 1995

  Securities and Exchange Commission
  450 Fifth Street
  Judiciary Plaza
  Washington, DC  20549

       Re:      Medar, Inc. Registration Statement on Form S-3

  Ladies and Gentlemen:

        We have been requested to give our opinion in connection with the proposed registration of 651,140 shares of Common Stock of Medar, Inc. (the "Company") which will be registered under the Securities Act of 1933 with the Securities and Exchange Commission in a registration statement on Form S-3 to be filed on or about August 21, 1995. The shares are held by and are being registered on behalf of Ms. Stella M.M.P.C. de Magalaes, Mr. Frank Meyer, Mr. Peter D. Ramsden, Mr. M. R. de Magalaes, and Seed Investments II, Ltd., the "Selling Shareholders."

        As General Counsel for the Company, we have examined the Articles of Incorporation of the Company, its Bylaws, its Minutes of meetings of its Board of Directors, and made such other examination and investigation as we deem appropriate, and we are of the opinion that the 651,140 shares of Common Stock to be registered by the Company on behalf of the Selling Shareholders are legally issued, fully paid and non-assessable.

        We hereby consent to the filing of our opinion as Exhibit 5 to the Form S-3 Registration Statement filed by the Company to effect registration of the shares under the Securities Act of 1933 and to the reference to us under the caption "Legal Matters" in the Prospectus comprising a part of such Registration Statement.

                               Very truly yours,

                            WARREN, PRICE, CAMERON,
                            FAUST & ASCIUTTO, P.C.


                             /s/Josephine L. Cameron
                             -----------------------
                                Josephine L. Cameron